SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Wireless Facilities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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9.	Date Filed: April 26, 2004

WIRELESS FACILITIES, INC.

4810 Eastgate Mall

San Diego, CA 92121

(858) 228-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2004

TO THE STOCKHOLDERS OF WIRELESS FACILITIES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wireless Facilities, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 15, 2004 at 10:00 a.m. local time at the principal executive offices of Wireless Facilities, Inc., located at 4810 Eastgate Mall, San Diego, California 92121 for the following purposes:

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected and duly qualified.

2. To increase the maximum aggregate number of shares that may be issued under the 1999 Employee Stock Purchase Plan by 1,000,000 shares.

3. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 22, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4810 Eastgate Mall, San Diego, California.

By Order of the Board of Directors

Eric M. DeMarco

Chief Executive Officer and

President

San Diego, California

May 10, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Wireless Facilities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 15, 2004, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the principal executive offices of Wireless Facilities, Inc., located at 4810 Eastgate Mall, in San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on May 10, 2004 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of the Company’s stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock and Preferred Stock at the close of business on April 22, 2004 (the official record date) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on April 22, 2004 the Company had outstanding and entitled to vote 68,190,369 shares of Common Stock and 42,258 shares of Preferred Stock, comprised of 0 shares of Series A Convertible Preferred and 42,258 shares of Series B Convertible Preferred Stock.

Each holder of record of Common Stock and Preferred Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the Company’s outstanding shares entitled to vote are represented at the meeting, either in person or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the Company’s Board of Directors, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and broker non-votes will each be counted for determining the presence of a quorum. The effects of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Voting Via the Internet or By Telephone For Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner whose stock is held in street name you will receive instructions for granting proxies from your banks, brokers or other agents.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on June 14, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Stockholders of record may not grant a proxy to vote their shares by means of the Internet or by telephone and may only vote by returning the Company’s proxy card by mail or by attending the Annual Meeting in person.

VOTING AND REVOCABILITY OF PROXIES

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices located at 4810 Eastgate Mall, San Diego, CA 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 10, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on March 17, 2005 nor earlier than the close of business on February 15, 2005. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

There are seven members on the Company’s Board of Directors, all of whom are nominated to be elected at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and is duly qualified, or until such director’s earlier death, resignation or removal.

VOTE REQUIRED AND BOARD OF DIRECTOR’S RECOMMENDATION

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of voting with respect to election of directors. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

The following table sets forth, for our current directors, including all the nominees, information with respect to their age and background.

Name	Age	Position
Masood K. Tayebi	42	Chairman
Scott Anderson	45	Director
Bandel Carano	42	Director
Eric M. DeMarco	40	Director, CEO and President
William Hoglund	50	Director
Scot Jarvis	43	Director
William A. Owens	64	Director

Masood K. Tayebi, Ph.D. co-founded Wireless Facilities, Inc. in 1994 and has served as a director of the Company since its inception. Dr. Tayebi served as our President from inception to September 2000, and has served as our Chief Executive Officer from September 2000 to April 1, 2004. Dr. Tayebi has served as Chairman of the Company since April 2002. From 1993 to 1994, he was Senior Manager of Engineering and the head of the Technology and Special Projects Department for LCC/TSI, a provider of network design services and products. From 1992 to 1993, Dr. Tayebi served as a consultant to LCC/TSI. Dr. Tayebi received an M.S. in Electronics Engineering from the University of Southampton and a Ph.D. in Mobile Radio Propagation from the University of Liverpool, United Kingdom.

Scott Anderson has served as a director of the Company since February 1997. Since 1997, Mr. Anderson has been a member of Cedar Grove Partners, LLC, an investment and advisory concern. Since 1998, Mr. Anderson has also been a member of Cedar Grove Investments, LLC. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of Acquisitions and Development. Mr. Anderson serves on the board of directors of Triton PCS, is an observer on the board of directors of Telephia, Inc., and Callvision, Inc.; and is the manager of Von Donop Inlet PCS, LLC. He holds a B.A. in History from the University of Washington and a J.D. from the University of Washington Law School.

Bandel Carano has served as a director of the Company from August 1998 to June 2001, and since October 2001. Since 1987, he has been a general partner of Oak Investment Partners, Inc., a venture capital firm. Mr. Carano served on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano also serves on the board of directors of Airgo Networks, Mahi Networks, nLight Photonics, Metawave and Tensilica. He holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano was nominated and elected as a director pursuant to the terms of a purchase agreement among the Company and certain of its stockholders in connection with the sale of the Company’s Series A Convertible Preferred Stock in October 2001.

Eric M. DeMarco joined the Company in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to coming to WFI, Mr. DeMarco most recently served as President and Chief Operating Officer of The Titan Corporation (“Titan”). Prior to his promotion to President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multinational corporations and publicly traded companies. Mr. DeMarco holds a Bachelor of Science, Business Administration and Finance, Summa Cum Laude, from the University of New Hampshire.

William Hoglund has served as a director of the Company since February 2001. Mr. Hoglund is a member of Safeboats International, LLC. Mr. Hoglund served as the Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company, from 1996 to 2000. During his tenure at Eagle River, Mr. Hoglund was also a director of Nextel Communications, Inc. and Nextlink Communications, Inc. Mr. Hoglund holds a B.A. in Management Science and German Literature from Duke University and an MBA from the University of Chicago.

Scot Jarvis has served as a director of the Company since February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership, and has served as a member since its founding. Mr. Jarvis serves on the corporate boards of Excel Switching, Wavelink, Visto, SkyPipeline, Slingshot Sports and Ultratouch. Mr. Jarvis holds a B.A. in Business Administration from the University of Washington.

William A. Owens has served as a Director of the Company since February, 2003. He retired as a four-star admiral from the United States Navy in 1996. From 1994 to 1996 he was Vice Chairman of the Joint Chiefs of Staff. He commanded the U.S. Sixth Fleet, and was Deputy Chief of Naval Operations. Admiral Owens holds a B.S. in Mathematics from the United States Naval Academy, a B.A. and M.A. in Politics, Philosophy and Economics from Oxford University, an MBA from George Washington University, and a graduate degree from Rickover Nuclear Physics and Engineering. Admiral Owens has been Vice Chairman of the Board and CEO of Teledesic from 1998 to the present. He serves on the corporate boards of Teledesic, LLC, Polycom, Daimler-Chrysler, Viasat, Microvision, TIBCO, Symantec, Metal Storm LLC, Telstra, Nortel Corp. Ltd., BAT, Cray, and Biolase. He serves on the charity/university boards of Carnegie Foundation, The John F. Kennedy School of Government at Harvard University, Department of Defense Policy Board and Fred Hutchison Cancer Research Center.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 26, 2003 the Board of Directors held four regularly scheduled meetings and acted by unanimous written consent four times. The Board of Directors has an Audit Committee and a Compensation Committee. The independent members of the Board of Directors select nominees for election as directors and will consider stockholder recommendations for nominees which are submitted in accordance with the Company’s policies.

The Audit Committee meets with the Company’s independent auditors at least annually to review the scope and results of the annual audit and to discuss the financial statements; approves the engagement, retention and termination, if required, of the independent auditors; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and reviews compliance with certain corporate policies and discharges such other duties as may from time to time be assigned to it by the Board of Directors. The Audit Committee currently is composed of three non-employee directors, Scott Anderson, William Hoglund and Scot Jarvis. The Audit Committee met eight times during the last fiscal year. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). Mr. Hoglund has been designated as the audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee acts pursuant to a written charter; a copy is attached as Appendix A to this proxy statement.

The Compensation Committee approves the compensation of the Company’s executive officers, administers the 1997 Stock Option Plan, the 1999 Equity Incentive Plan, the 2000 Non-Qualified Stock Option Plan, and the Employee Stock Purchase Plan, and has overall responsibility for the Company’s compensation policies for senior management. The Compensation Committee is currently composed of two non-employee directors: Bandel Carano and Scot Jarvis. The Compensation Committee held two meetings during the fiscal year ended December 26, 2003 and acted by unanimous written consent two times during the last fiscal year. All members of the Company’s Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards.)

During the fiscal year ended December 26, 2003, each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Director Nominations

The Nominating Committee, or the majority of the Company’s independent directors, each referred to as the “Nominating Committee”, will evaluate and recommend to the Board of Directors (the “Board”) director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in the wireless communications industry devices, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;

•	applicable regulatory and securities exchange/association requirements;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Nominating Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NASD listing standards or the listing standards of any other applicable self regulatory organization. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. If the Nominating Committee believes that the Board requires additional candidates for nomination, the Nominating Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of stockholders for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Corporate Secretary in writing at 4810 Eastgate Mall, San Diego, California 92121 and must contain the following information:

•	a statement by the stockholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three (3) references.

The Nominating Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

The Board does not have a standing Nominating Committee, and therefore there is no charter of a nominating committee, but rather the majority of the Company’s independent directors evaluates and recommends to the Board director nominees for each election of directors.

Communications with Directors

The Board has adopted a Communications with Directors Policy. The Communications with Directors Policy is available at the Company’s website at www.wfinet.com. Once on our home page, click on “Investor Relations” and then click on “Board of Directors.” The policy is on this page.

Director Attendance at Annual Meetings

The Board has adopted a Director Attendance at Annual Meetings Policy. This policy may be found at www.wfinet.com. Once on our home page, click on “Investor Relations” and then click on “Board of Directors.” The policy is on this page.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code of Ethics is available at the Company’s website at www.wfinet.com. Once on our home page, click on “Investor Relations” and then click on “Board of Directors.” The policy is on this page.

Board Member Independence

The Board has determined that, except as noted below, all of the Board members are “independent” as independence is defined in Rule 4200(a)(15) of the NASD listing standards.

Mr. Tayebi and Mr. DeMarco are not considered independent because they are either currently, or have with in the last three years been, employed by the Company.

PROPOSAL 2

TO CONSIDER AN INCREASE IN THE MAXIMUM NUMBER OF SHARES IN THE EMPLOYEE

STOCK PURCHASE PLAN

At the Annual Meeting, the stockholders will be asked to approve an amendment to the Wireless Facilities, Inc. 1999 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the maximum number of shares of Common Stock that may be issued under the Purchase Plan by One Million (1,000,000) shares. The Company’s stockholders have previously approved the reservation of 1. 9 Million shares of the Company’s Common Stock for purchase by employees under the Purchase Plan. As of March 8, 2004, a total of 522,080 shares remain available for future purchases, without giving effect to the proposed amendment.

The Board of Directors believes that the Purchase Plan benefits the Company and its stockholders by providing its employees with an opportunity to purchase shares of Common Stock through payroll deductions that helps to attract, retain and motivate valued employees. To provide a reasonable reserve of shares to permit the Company to continue offering this opportunity to its employees, the Board of Directors has adopted, subject to stockholder approval, an amendment to increase the number of shares of Common Stock remaining reserved for issuance under the Purchase Plan by 1,000,000 shares, to a total of 1,522,080 shares.

Employees who actively participate in the Purchase Plan may have up to 15% of their earnings for the period withheld pursuant to the Purchase Plan. The amount withheld is used at various purchase dates within the offering period to purchase shares of Common Stock. The price paid for Common Stock at each such purchase date will equal the lower of 85% of the fair market value of the Common Stock at the commencement date of that offering period or 85% of the fair market value of the Common Stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment.

Summary of the Purchase Plan

General.    At the beginning of each offering under the plan (an “Offering”), each participant in the Purchase Plan is granted the right to purchase, through accumulated payroll deductions, up to a number of shares of our Common Stock determined on the first day of the Offering (a “Purchase Right”). The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the Purchase Plan prior to such date. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code.

Authorized Shares.    Currently, a maximum of 1.9 Million of the Company’s authorized but unissued or reacquired shares of Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

Administration.    The Purchase Plan is administered by the Board of Directors or a committee of the Board. (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board has the authority to interpret the Purchase Plan and Purchase Rights granted thereunder, and any such interpretation of the Board will be binding.

Eligibility.    Any employee of the Company or any parent or subsidiary of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in an Offering under the plan so long as the employee is customarily employed for at least 20 hours per week and more than five months in any calendar year. As of December 26, 2003, approximately 755 employees, including 7 executive officers, were eligible to participate in the Purchase Plan.

Offerings.    Generally, each Offering under the Purchase Plan is for a period of 24 months (an “Offering Period”). Offering Periods under the Purchase Plan are overlapping, with a new Offering Period beginning every six months. Offering Periods generally commence on January 1 and July 1 of each year (each an “Offering Date”) and end on June 30 and December 31, respectively, of the second year following the Offering Date. Each Offering Period is generally comprised of four six-month purchase periods (each a “Purchase Period”). Shares are purchased on the last day of each Purchase Period (each a “Purchase Date”). The Board may establish a different term for any Offering (not to exceed 27 months) or Purchase Period or different commencement or ending dates for an Offering or a Purchase Period.

Participation and Purchase of Shares.    Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period. Payroll deductions may not exceed fifteen (15%) percent of an employee’s earnings on any payday during the Offering Period, provided that the Board may establish a different limit from time to time. An employee who becomes a participant in the Purchase Plan will automatically participate in each Offering beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering at any later time. If the fair market value of a share of Common Stock on the Offering Date of the current Offering in which employees are participating is greater than such fair market value on the Offering Date of a new Offering, then, unless a participant elects otherwise, each participant will be automatically withdrawn from the current Offering after purchasing shares and enrolled in the new Offering.

On each Purchase Date, we issue to each participant in the Offering the number of shares of our Common Stock equal to the amount of payroll deductions accumulated for the participant during the Purchase Period divided by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is established by the Board but may not be less than 85% of the lesser of the fair market value per share of Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share as reported on the NASDAQ National Market. On April 22, 2004, the closing price of our Common Stock as reported on the NASDAQ National Market on was $10.52 per share. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

Termination or Amendment.    The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may amend or terminate the Purchase Plan at any time, except that the approval of the Company’s stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the categories of corporations that may be designated by the Board as corporations whose employees may participate in the Purchase Plan.

Shares Purchased by Certain Persons

The aggregate numbers of shares of Common Stock purchased by certain persons under the Purchase Plan since its inception are as follows: (i) Masood Tayebi, Chairman, no shares; (ii) Eric M. DeMarco, President and Chief Executive Officer, no shares; (iii) Rochelle Bold, Sr. Vice President – Corporate Development and Investor Relations, no shares; (iv) Farzad Ghassemi, Sr. Vice President – Wireless Network Services, no shares;

(v) Daniel Stokely, Vice President – Corporate Controller, no shares; (vi) David Garrison, Associate General Counsel and Secretary, no shares; (vi) all current executive officers as a group, an aggregate of no shares; and (vii) all employees, including current officers who are not executive officers, as a group, an aggregate of 1.4 Million shares. None of our directors who are not executive officers are eligible to participate in the Purchase Plan. Since its inception, no shares have been issued under the Purchase Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the Purchase Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (such disposition being referred to as a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to tax withholding by the employer. Any additional gain or any loss recognized by the participant resulting from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant still owns the shares at the time of his or her death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and the purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant’s death.

If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Vote required and Board of Director’s recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 30, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 1996. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 26, 2003 by KPMG LLP, the Company’s independent auditor for that period, is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 27, 2002 and December 26, 2003 by KPMG LLP:

	Fiscal 2002	Fiscal 2003
Audit Fees(1)	$478,000	$715,000
Audit-Related Fees(2)	$64,000	$187,000
Tax Fees(3)	$118,000	$130,000
All Other Fees(4)	$-0-	$-0-

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to due diligence services pertaining to potential business acquisitions/disposition; and consultation regarding accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standard or interpretation by the SEC, FASB or other regulatory or standard-setting bodies. General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal state and local tax compliance, planning and advice; international tax compliance, planning and advice; review of federal, state, local and international income franchising and other tax returns.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Vote required and Board of Director’s recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 2, 2004 regarding the ownership of the Company’s Common Stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of any class of the Company’s voting securities. Unless otherwise indicated in the table set forth below, each person or entity named below has an address in care of the Company’s principal executive offices.

As of April 2, 2004	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred		Common Shares On An As-Converted Basis
	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
Directors and Affiliated Stockholders:
Scott Anderson	715,699	(2)	1.05%			715,699	0.99%
c/o Cedar Grove Investments, LLC
3825 Issaquah Pine Lake Road
Sammamish WA 98075
Scot Jarvis	715,699	(2)	1.05%			715,699	0.99%
c/o Cedar Grove Investments, LLC
3825 Issaquah Pine Lake Road
Sammamish WA 98075
Bandel Carano	3,864,354	(3)	5.67%			3,864,354	5.34%
Oak Investment Partners
525 University Avenue
Suite 1300
Palo Alto, CA 94302
William Hoglund	110,832	(4)	*			110,832	*
William Owens	53,125	(5)	*			53,125	*
Masood Tayebi	7,214,970	(6)	10.59%			7,214,970	9.97%
5% or Greater Ownership of Voting Securities:
Meritech Capital Partners	—		*	32,258	76.34%	3,225,800	4.46%
285 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Sean Tayebi	3,187,439		4.68%	10,000	12.12%	4,187,439	5.79%
c/o Merrill Lynch
Century Plaza Towers
2049 Century Park East (South Tower)
11th Floor
Los Angeles, CA 90067
Massih Tayebi	7,716,110	(7)	11.33%			7,716,110	10.66%
BridgeWest LLC
4350 La Jolla Village Drive Suite 450
San Diego, CA 92122
Wasatch Advisors, Inc.	3,839,830		5.64%			3,839,830	5.31%
150 Social Hall Avenue
Salt Lake City, UT 84111
Named Executive Officers:
Terry Ashwill	—		*			—	*
Frankie Farjood	280,983	(8)	*			280,983	*
Farzad Ghassemi	135,321	(9)				135,321	*
Greg Jacobsen	—		*			—	*
Other Executive Officers:
Daniel G. Stokely	7,125	(10)	*			7,125	*
David A. Garrison	25,123	(11)	*			25,123	*
Eric M. DeMarco	—		*			—	*
Rochelle Bold	—		*			—	*
All Executive Officers and Directors As A Group (14 persons)	13,123,231			—		13,123,231	18.14%
Total Shares Outstanding	68,128,579			42,258		72,354,379

Adjusted for Preferred Shares Conversion:
Series B	4,225,800

If Converted Additional Shares	4,225,800

Adjusted Common Shares (If Converted)	72,354,379

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 2, 2004 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 68,128,579 shares of Common Stock, and 42,258 shares of Series B Convertible Preferred Stock outstanding on April 2, 2004.
(2)	Includes 66,458 shares subject to options exercisable within 60 days of April 2, 2003 held by each of Mr. Anderson and Mr. Jarvis.
(3)	Includes 49,166 shares subject to options exercisable within 60 days of April 2, 2004. Includes 14,828 shares of Common Stock held by Oak Investment Partners VI, Limited Partnership; 346 shares of Common Stock held by Oak VI Affiliates Fund, Limited Partnership; 1,159,800 shares of Common Stock held by Oak Investment Partners IX, Limited Partnership; 12,360 shares of Common Stock held by Oak IX Affiliates Fund, Limited Partnership; 27,840 shares of Common Stock held by Oak IX Affiliates Fund-A, Limited Partnership; 2,558,944 shares of Common Stock held by Oak Investment Partners X, Limited Partnership and 41,070 shares of Common Stock held by Oak X Affiliates Fund, Limited Partnership. Bandel Carano is a general partner of Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. Mr. Carano has indirect ownership of these shares and has shared power to vote and dispose of these shares. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P.
(4)	Includes 110,832 shares subject to options exercisable within 60 days from April 2, 2004.
(5)	Includes 53,125 shares subject to options exercisable within 60 days from April 2, 2004.
(6)	Includes 7,214,970 shares held directly by Masood K. Tayebi. Excludes 404,693 shares held by the spouse of Masood K. Tayebi, and 2,000,000 shares held by the spouse as a trustee of a revocable living trust. Excludes 646,137 shares held by the spouse of Masood K. Tayebi as trustee of a grantor retained annuity trust. Masood K. Tayebi disclaims beneficial ownership of such shares.
(7)	Does not include 52,762 shares held by spouse of Massih Tayebi. Massih Tayebi disclaims beneficial ownership of such shares.
(8)	Includes 280,983 shares subject to options exercisable within 60 days from April 2, 2004.
(9)	Includes 135,321 shares subject to options exercisable within 60 days from April 2, 2004.
(10)	Includes 7,125 shares subject to options exercisable within 60 days from April 2, 2004.
(11)	Includes 25,123 shares subject to options exercisable within 60 days from April 2, 2004.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge and based solely on our review of such reports furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and greater-than-10% stockholders were complied with, except that Eric M. DeMarco and Rochelle Bold filed one late report each.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals are the executive officers of the Company as of the end of the last fiscal year.

Name	Age	Positions and Offices With the Company
Masood K. Tayebi	42	Chairman and Director
Eric M. DeMarco	40	Chief Executive Officer and President
Rochelle Bold	35	Senior Vice President—Corporate Development, Strategic Planning and Investor Relations
Farzad Ghassemi	37	Senior Vice President, Wireless Network Services
Daniel G. Stokely	40	Vice President and Corporate Controller
David A. Garrison	47	Associate General Counsel and Secretary

For the biographical summary of Masood K. Tayebi and Eric M. DeMarco, see the section hereto entitled “Election of Directors.”

Rochelle Bold joined the Company in November 2003 as Senior Vice President—Corporate Development, Strategic Planning and Investor Relations. Prior to joining the Company, Ms. Bold most recently served as Vice President, Investor Relations for The Titan Corporation. In this capacity Ms. Bold served as the primary spokesperson for Titan with all members of the financial community. Additional responsibilities in the areas of corporate development and strategic planning included serving as a key member of the major financings team, analyzing and making recommendations on acquisition targets and strategic investment opportunities, and recruiting and hiring senior managers of corporate subsidiaries. Prior to joining Titan, Ms. Bold headed investor relations for a wireless communications carrier. Prior to that, Ms. Bold served in a variety of public policy positions on Capitol Hill and in the private sector. Ms. Bold received her J.D. from the University of San Diego School of Law and earned her B. A. in Political Science from the University of California, Los Angeles. She is a member of the State Bar of California.

Farzad Ghassemi joined the Company in February 1999 as Vice President of Radio Frequency Engineering and has served as our Senior Vice President of Engineering since October 2000. In July, 2002, Mr. Ghassemi was designated the head of the Company’s Wireless Network Services business unit. From 1998 to 1999, he was the Vice President of Engineering at BCI Wireless. Prior to working for BCI Wireless, Mr. Ghassemi was an Engineering Director at LCC International. Mr. Ghassemi received his B.S. in Electrical Engineering from George Mason University and an M.B.A. in Management from Strayer University.

Daniel G. Stokely joined the Company as Corporate Controller in August, 2001. Mr. Stokely most recently assumed the role as the Company’s Interim CFO upon the retirement of Mr. Ashwill. In his capacity of Corporate Controller, Mr. Stokely has been responsible for the preparation, review and issuance of the monthly, quarterly and annual financial statements. Immediately prior to joining the Company, Mr. Stokely served as Corporate Controller/Senior Director of Accounting for Dura Pharmaceuticals, Inc. (now Elan Pharmaceuticals) from 1994 through 2001. Dura is a pharmaceutical company engaged primarily in specialty drug distribution and bio pharmaceutical research and development. Mr. Stokely received his B.S. in Accounting from San Diego State University and is a Certified Public Accountant.

David A. Garrison joined the Company in June 2000 as Associate General Counsel. Mr. Garrison was Senior Counsel to Fluor Corporation, the largest public engineering and construction firm in the U.S., from August 1990 to May 2000. Mr. Garrison was appointed Secretary of the Company in December, 2002. Mr. Garrison holds a B. A. in Political Science from Purdue University and earned his J.D. from the Valparaiso University School of Law. He is a member of the California and Indiana Bar.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Except as provided below, the directors of the Company do not currently receive cash compensation in exchange for their services on behalf of the Company, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in the Company’s 1999 Equity Incentive Plan.

During the 2003 fiscal year, each of our non-employee directors received an option to purchase 20,000 shares of our Common Stock under our 1999 Equity Incentive Plan, which vests and becomes exercisable at the rate of  1/48 of the shares at the end of each month of continuous service as a director following the date of grant. William Owens is signatory to a Director Services Agreement, made effective January 27, 2003. Pursuant to this agreement, Mr. Owens is to receive $2,000 for each board meeting he attends, and was granted an option to purchase 150,000 shares of the Company’s stock. Twenty-five percent of these options vest at the anniversary date of the agreement and the balance of the options become exercisable at the rate of  1/48 of the shares at the end of each month of continuous service as a director thereafter. Directors who are also employees of the Company did not receive any compensation for their services as members of the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table sets forth, for the fiscal year(s) ended December 28, 2001, December 27, 2002 and December 26, 2003, all compensation earned for services rendered in all capacities by the Chief Executive Officer and each of the other top four executive officers whose salary and bonus exceeded $100,000 in 2001, 2002 and 2003. These five officers are referred to as the “named executive officers.” The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the named executive officers in 2001, 2002 and 2003. In addition, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
Name and Principal Position		Annual Compensation				Securities Underlying Options (#)	All Other Compensation ($)
	Year	Salary ($)		Bonus ($)
Masood K. Tayebi, Ph.D.	2003	$267,684		—		—	—
Chief Executive Officer	2002	$3,250	(1)	—		—	—
	2001	$54,168	(1)	—		—	—

Terry Ashwill	2003	$237,838		—		60,000	$2,020,519	(2)
Executive VP and	2002	$200,942				191,944	$349,411	(4)
Chief Financial Officer	2001	$202,692		$54,486	(5)	310,000	$470,805	(6)

Frankie Farjood	2003	$222,442		—		80,000	$872,949	(3)
Executive VP and	2002	$143,653				112,000	—
President of Enterprise Network Services	2001	$159,231		$7,686		145,000

Farzad Ghassemi	2003	$221,558				80,000	$1,182,233	(3)
Executive VP and President of	2002	$110,192				104,000
Wireless Network Solutions	2001	$132,302		$61,633	(7)	130,591

Gregory Jacobsen	2003	$214,596				60,000	$478,200	(3)
Executive VP, Operations & Maintenance,	2002	$120,000				200,000
Business Development and Sales	2001

(1)	Represents salary for work performed from 1/1/01–3/31/01. Masood Tayebi voluntarily declined to be paid any salary from 4/1/01 through 12/27/02. Payment in 2002 relates to group term life insurance premiums paid by the Company.
(2)	Represents forgiveness of remaining balance on relocation loan ($201,230) and NQ option and ISO DQ option exercise in 2003 ($1,819,289).
(3)	Represents NQ option and ISO DQ option exercise in 2003.
(4)	Represents forgiveness of remaining balance on relocation loan ($163,077), related income taxes ($158,891) and loan interest gross up ($27,443).
(5)	Represents 2000 Annual Bonus ($46,800) paid in 2001 and 2001 Annual Bonus ($7,686).
(6)	Represents payment of expenses related to relocation of principal residence ($444,953) and loan interest gross up ($25,852).
(7)	Represents 2000 Annual Bonus ($54,000) paid in 2001 and 2001 Annual Bonus ($7,634).

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1999 Equity Incentive Plan (the “Incentive Plan”). As of April 2, 2004, options to purchase a total of 7,900,402 shares (net of cancelled and expired awards) were outstanding under the Incentive Plan and options to purchase 1,976,208 shares remained available for grant thereunder.

The following tables show for the fiscal year ended December 26, 2003 certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Yr (2)	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
						5%	10%
Masood K. Tayebi, Ph.D.	—		—	—	—	—	—
Terry Ashwill	60,000	(4)	1.12%	$5.76	03/31/13	$217,346	$550,797
Frankie Farjood	80,000	(4)	1.49%	$5.76	03/31/13	$289,795	$734,397
Farzad Ghassemi	80,000	(4)	1.49%	$5.76	03/31/13	$289,795	$734,397
Gregory Jacobsen	60,000	(4)	1.12%	$5.76	03/31/13	$217,346	$550,797

(1)	The options have several terms depending on the specific grant. The exercise price equals the fair market value on the day prior to the date of grant based on the closing price of the Common Stock as quoted on the NASDAQ National Market.
(2)	In 2003, the Company granted, 4,848,085 options under its 1999 Equity Incentive Plan, and 523,015 options under its 2000 Non-statutory Stock Option Plan.
(3)	Assumes all options are exercised at the end of their respective 10-year terms. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commissions and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders continued employment through the vesting period. The results in this table may not necessarily be achieved.
(4)	Terms of 10 years from the date of grant and become exercisable in equal annual installments monthly over a period of four years, commencing one month after the date of grant.

AGGREGATED OPTION EXERCISES IN 2003, AND FISCAL YEAR -END OPTION VALUES

The following table provides the specified information concerning exercises of options to purchase our Common Stock in the fiscal year ended December 26, 2003, and unexercised options held as of December 26, 2003, by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Masood K. Tayebi, Ph.D.	—	$—	—	—	$—	$—
Terry Ashwill	56,000	$1,386,118	144,334	146,962	$1,462,608	$1,560,100
Frankie Farjood	—	$872,949	268,391	69,352	$1,840,344	$597,336
Farzad Ghassemi		$1,182,233	114,380	95,211	$1,189,627	$889,912
Gregory Jacobsen		$478,200	38,159	183,333	$540,300	$1,839,997

(1)	These numbers include both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market price of the Company’s Common Stock.
(2)	These amounts represent the aggregate number of in-the-money options, multiplied by the difference between $14.72, the closing price of the Common Stock on the NASDAQ National Market on December 26, 2003, and the exercise price of each option.

Securities Authorized for Issuance Under Equity Compensation Plans

We currently maintain four compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1997 Stock Option Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by stockholders, and the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which has not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 26, 2003:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	9,029,797	$9.81	2,970,877	(1)
Equity compensation plans not approved by stockholders(2)	2,511,056	$6.99	1,689,795

Total	11,540,853		4,660,672

(1)	Includes 922,811 shares that are reserved for issuance under the Purchase Plan.
(2)	Consists of options that are outstanding, and shares available for future issuance, under the 2000 Plan.

Material Features of the 2000 Nonstatutory Stock Option Plan

As of December 26, 2003, we had reserved 6,500,000 shares of Common Stock for issuance under the 2000 Plan. The 2000 Plan provides for the granting of nonstatutory stock options to employees with exercise prices equal to not less than 85% of the fair market value of our Common Stock on the date of grant. Options granted under the 2000 Plan generally have a 10-year term and vest at the rate set by the Board. Historically, however, options granted under the 2000 Plan have vested at a rate of  1/4 of the shares on the first anniversary of the date of grant and  1/48 of the shares monthly thereafter. Some of the options that have been granted under the 2000 Plan are subject to full acceleration of vesting in the event of a change of control of the Company.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In May, 2001 the Company entered into Executive Change of Control Agreements with Terry Ashwill and Frankie Farjood. These Change of Control Agreements are identical, except as to the parties thereto, and in case of a change of control, provide for acceleration of the vesting and exercisability of fifty percent of the unvested securities held by the said executive officers, with balance of such unvested securities vesting quarterly over the following eighteen months, and lapse of any reacquisition or repurchase rights held by the Company with respect to such securities. Change of Control Agreements identical to those described above were entered into in 2002 with Farzad Ghassemi and Greg Jacobsen.

The Company has a severance agreement with Greg Jacobsen in the amount of $100,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee are, or have ever been, employees of the Company.

PERFORMANCE MEASUREMENT COMPARISON

Set forth below is a graph comparing cumulative total return on $100 invested, alternatively, in our Common Stock, the CRSP Total Return Index for the Nasdaq Stock Market and the Nasdqaq Telecommunications Index, on an annual basis for the period commencing on November 5, 1999, the date of our initial public offering and ending on December 26, 2003.(1)

	11/5/99	12/99	12/00	12/01	12/02	12/03
WIRELESS FACILITIES, INC.	$100.00	$290.83	$241.67	$44.87	$40.07	$99.07
NASDAQ STOCK MARKET (U.S.)	100.00	130.75	78.71	62.45	43.17	64.70
NASDAQ TELECOMMUNICATIONS	100.00	120.37	51.31	34.34	15.81	26.28

(1)	Assumes that $100 was invested on November 5, 1999 at the closing price on the date of our initial public offering, in our Common Stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2001 and 2002, the Company’s Latin American subsidiaries, WFI de Mexico and Wireless Facilities Latin America Ltda., entered into certain transactions with JFR Business Corporation International S. de R.L. de C.V. (“JFR”) and its related affiliates (collectively, “JFR and affiliates”). Jalil Tayebi, a brother of Masood K. Tayebi, the Chairman and former Chief Executive Officer of the Company, holds a majority ownership interest in each of these entities. The primary business purpose for transacting business with JFR and affiliates relates to obtaining improved service and response compared to independent businesses providing such services, at market or less than market rates. WFI de Mexico contracted with JFR and affiliates during 2001 and 2002 for various services including automobile leasing, computer leasing, corporate and project related personnel services and construction services. Additionally, during 2001 JFR contracted with Wireless Facilities Latin America Ltda. for subcontractor engineering services for certain of its customer contracts. The total net amount owed to JFR as of December 31, 2002 was $0.5 million for services under these related party contracts. There were no material transactions during the year ended December 26, 2003 and all payable and receivable balances with JFR were fully settled resulting in a zero balance as of December 26, 2003. Finally, there are no current guarantees or other commitments between JFR and the affiliates of the Company.

In August 2001, WFI and GlobTel executed a Master Service Agreement (“MSA”) whereby WFI or its designated affiliates would perform telecommunications outsourcing services. GlobTel is significantly owned by Massih Tayebi, a brother of Masood K. Tayebi the Chairman and former Chief Executive Officer of the Company. In August 2002, Wireless Facilities International Ltd., a wholly-owned subsidiary of the Company, commenced an engagement for GlobTel pursuant to the MSA entered into in August 2001. During 2003, the Company recorded approximately $0.9 million in total net revenues and received approximately $0.7 million from GlobTel for services provided under the MSA. Such revenues are a component of total revenues in the Company’s consolidated statements of operations. As of December 26, 2003, the Company had an outstanding accounts receivable balance of approximately $0.2 million with GlobTel. Such accounts receivables are reflected as accounts receivable – related party in the Company’s consolidated balance sheet. At December 26, 2003, no future commitments or guarantees exist between GlobTel and the Company.

In June 2001, WFI received a payment for $0.5 million from BridgeWest LLC, a privately-held investment group, representing a prepayment for future engineering services to be provided by WFI to BridgeWest LLC. BridgeWest LLC is significantly owned by Masood K. Tayebi, the Chairman and former Chief Executive Officer of the Company, Massih Tayebi, a brother of Masood K. Tayebi, and Sean Tayebi, also a brother of Masood K. Tayebi. The Company has recorded approximately $0.2 million total revenues for services provided under this agreement during the year ended December 31, 2003. Such revenues are a component of total revenues in the Company’s consolidated statements of operations and the design and deployment operating segment. During the second quarter of 2003, approximately $0.2 million of the payment received from BridgeWest LLC was applied towards billings for cumulative engineering services provided by WFI and the residual balance of $0.3 million was refunded to BridgeWest LLC. At December 31, 2003, no commitments or guarantees exist between BridgeWest LLC and the Company.

On October 29, 2001, the Company issued an aggregate of 63,637 shares of Series A Convertible Preferred Stock, at an aggregate purchase price of $35.0 million, for a common stock conversion price of $5.50 per share (which was the fair market value of the Common Stock at the closing) in a private placement to entities affiliated with a director of the Company. The Company received $34.9 million of proceeds, net of $0.1 million of issuance costs paid by the Company. As of April 22, 2004 all of the Series A Preferred Stock has been converted into common shares, Additionally, on May 30, 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the Chairman and former Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). The Company received $44.9 million of proceeds, net of $0.1 million of issuance costs paid by the Company. As of April 22, 2004, 40,000 of the Series B Convertible Preferred Stock has been converted into common shares.

Pursuant to the Series A Convertible Preferred Stock agreement, the Company has agreed to exert best efforts to retain Mr. Carano as a member of the Company’s Board of Directors so long as the Series A Convertible Preferred Stock is outstanding and has not been converted. All of the Series A Convertible Preferred Stock converted in fiscal 2003.

Pursuant to the Series B Convertible Preferred Stock agreement, Meritech Capital Partners’ Paul S. Madera, Managing Partner, has observation rights at the Company’s Board of Director meetings.

Based upon a review by disinterested members of management and the Company’s Board of Directors regarding the terms of comparable transactions available from or involving third parties, the Company believes that all transactions with related parties described above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Scott Anderson, Scot Jarvis and William Hoglund. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

The Audit Committee has met and held discussions with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent public accountants, KPMG LLP. The Audit Committee has discussed with KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with KPMG LLP their independence.

The Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2003 filed with the Securities and Exchange Commission on March 8, 2004.

Audit Committee:

    Scott Anderson (Chair)

    William Hoglund

    Scot Jarvis

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

During 2003, the Compensation Committee of the Board of Directors (the “Committee”) was composed of Bandel Carano and Scot Jarvis. All committee members are non-employee directors of the Company and have never served as officers of the Company. The Committee is responsible for administering the Company’s compensation and employee benefit plans, which include primarily the 1997 Stock Option Plan, the 1999 Equity Incentive Plan, the 2000 Nonstatutory Stock Option Plan, and the 1999 Employee Stock Purchase Plan (collectively, the “Option Plans”). In addition to setting policies regarding compensation of all employees, the Committee reviews and approves base salaries and bonuses for all executive officers. Decisions made by the Committee relating to compensation of executive officers are reviewed by the full Board of Directors.

Executive Compensation Policies and Performance Measures

The Company’s executive compensation policies have been developed to meet the following objectives:

•	Attract and retain key executives critical to the Company’s long-term success;

•	Reward key executives for their contributions to the development and successful execution of strategies relevant to their functional responsibilities; and

•	Motivate key executives to make decisions and take actions that further the Company’s ability to achieve its strategic performance goals and increase the long-term value of the Common Stock.

The Committee uses a combination of cash and equity-based programs to compensate key executives.

Compensation payments in excess of $1 million to each of the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Certain performance-based compensation is not subject to the limitation on deductibility. The Option Plans are designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Cash-based Compensation

Base salaries for all executive officers are reviewed annually. In evaluating executive salaries, the Committee considers the compensation paid at companies of similar size and/or in its industry, as well as the Company’s own recent recruiting experience, if applicable. The companies surveyed include some, but not all, of the companies in the Center for Research and Security Prices Index of NASDAQ Business Services Stocks used in the Stock Price Performance graph. The Committee also considers the officer’s individual performance during the prior year. Factors that affect an individual officer’s performance rating focus on the executive’s success in contributing to the Company’s short and long-term objectives. Short-term objectives include gross profit and gross margin, operating income and operating income margin, and net earnings and net earnings margin. Long-term objectives include the timely development of new service offerings, enhancements and improvements to existing service offerings, identification of new markets for the Company’s services, development and execution of plans to address identified market opportunities, adequate control over and efficient use of the Company’s assets, and share price appreciation. The Company does not assign relative weights to the factors it considers in establishing base salaries.

In addition to base salary, the Company provides executive officers and other key managers incentive compensation in the form of annual discretionary basis bonuses of cash or options to purchase Common Stock in the Company.

Equity-based Compensation

The Company provides its executive officers with long-term incentives through its option plans. The Option Plans’ primary objective is to provide an incentive for the executive officers to make decisions and take actions that maximize long-term stockholder value. Each plan promotes this long-term focus using vesting periods. Most initial options currently vest over a four year period from the date of grant, 25% on the first anniversary of the date of grant and the balance vesting monthly over the remaining three years. Subsequent option grants to employees with over one year of service vest on a monthly basis over a four year period. The Committee reviews and approves all grants made to officers of the Company under the Option Plans and in connection with initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Committee regarding the position of the grantee within the Company, the overall number of options actually granted to such optionee in the past, and the extent of vesting of such grants.

Chief Executive Officer Compensation

In establishing the Chief Executive Officer’s compensation package, the Committee pursues the same objectives and policies that apply for the Company’s other executive officers. However, it is not the Company’s practice to pay cash or non-cash bonuses to its Chief Executive Officer, who is a founder and significant stockholder of the Company. As such, no cash or bonus options have been given to the Company’s Chief Executive Officer.

Compensation Committee

    Bandel Carano

    Scot Jarvis

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Wireless Facilities, Inc., c/o Corporate Secretary, 4810 Eastgate Mall, San Diego, California 92121 or call James R. Edwards at (858) 228-2000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contract their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric M. DeMarco

Chief Executive Officer and President

WIRELESS FACILITIES, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Effective as of April 20, 2004

I.    STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Wireless Facilities, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements as they may relate to the Company’s external direct and indirect financial reporting requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor, review the performance of the Company’s internal audit controls and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services or non-audit services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.    ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall comprise three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of the Nasdaq Stock Market, or any applicable listing exchange, provided that one director who does not meet the independence criteria of Nasdaq may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the “exceptional and limited circumstances” exceptions as provided under the rules of Nasdaq. In addition, at least one member will satisfy the “Financial Expert” requirements as established by Nasdaq or the applicable listing exchange.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.    MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.    Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee.

2. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the independent auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor’s objectivity and independence and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditor.

3. Consult with the independent auditor to assure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years, consider issues related to the timing of such rotation and the transition to new lead and reviewing partners, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm, and report to the Board on its conclusions.

4. Approve in advance the engagement of the independent auditor for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee’s responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

5. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6. Approve as necessary the termination of the engagement of the independent auditor.

7. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of such policies on auditor independence.

8. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the independent auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditor to the Company, or any other material written communication provided by the independent auditor to the Company’s management.

9. Review with the independent auditor the critical accounting policies and practices used by the Company, alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B.    Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements.

3. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

4. Review and discuss earnings press releases and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. Periodically meet separately with management and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review with management its assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), review with the independent auditor the attestation to and report on the assessment made by management, and consider with management and the independent auditor whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s attestation.

8. To the extent that it deems appropriate, review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”), and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

C.    Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officer of the Company any report on significant deficiencies in the design or operation of the Internal Controls that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls identified by the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

2. Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. Adopt a Code of Conduct for all employees and directors which meets the requirements of Item 406 of the SEC’s Regulation S-K, and provide for the review and prompt disclosure to the public of any change in, or waiver of, such Code of Conduct by any executive officer or director. Review such Code of Conduct periodically and recommend such changes to such Code of Conduct as the Committee shall deem appropriate, and adopt procedures for monitoring and enforcing compliance with such Code of Conduct.

5. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

6. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

8. Develop and implement an annual performance evaluation of the Committee.

9. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

10. Review and reassess the Charter’s adequacy at least annually.

WIRELESS FACILITIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors on August 16, 1999

Approved by the Stockholders on November 2, 1999

Effective Date November 4, 1999

1.    PURPOSE.

(a)    The purpose of this Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Wireless Facilities, Inc., a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph l(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

(b)    The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)    The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d)    The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.    ADMINISTRATION.

(a)    The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b)    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii)    To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii)    To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv)    To amend the Plan as provided in paragraph 13.

(v)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(c)    The Board may delegate administration of the Plan to a Committee composed of one (1) or more members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(d)    Any interpretation of the Plan by the Board of any decision made by it under the Plan shall be final and binding on all persons.

3.    SHARES SUBJECT TO THE PLAN.

(a)    Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate seven hundred thousand (700,000) shares of the Company’s common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

(b)    The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.    GRANT OF RIGHTS; OFFERING.

(a)    The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

(b)    If an employee has more than one (1) right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder, a right with a lower exercise price (or an earlier-granted right if two (2) rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right if two (2) rights have identical exercise prices) will be exercised.

5.    ELIGIBILITY.

(a)    Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

(b)    The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the

Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii)    the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

(c)    No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d)    An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan; provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.    RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined in subparagraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one (1) or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

(b)    In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one (1) Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(c)    The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i)    an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii)    an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7.    PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An eligible employee may become a participant in the Plan pursuant to an Offering by delivering an enrollment agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Offering. “Earnings” is defined as an employee’s regular salary or wages (including amounts thereof elected to be deferred by the employee, that would otherwise have been paid, under any arrangement established by the Company that is intended to comply with Section 125, Section 401(k), Section 402(e)(3), Section 402(h) or section 403(b) of the Code, and also including any deferrals under a non-qualified deferred compensation plan or arrangement established by the Company), and also, if determined by the Board or the Committee and set forth in the terms of the Offering, may include any or all of the following: (i) overtime pay, (ii) commissions, (iii) bonuses, incentive pay, profit sharing and other remuneration paid directly to the employee, and/or (iv) other items of remuneration not specifically excluded pursuant to the Plan. Earnings shall not include the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation, as determined by the Board or the Committee. Notwithstanding the foregoing, the Board or Committee may modify the definition of “Earnings” with respect to one or more Offerings as the Board or Committee determines appropriate. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

(b)    At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new enrollment agreement in order to participate in subsequent Offerings under the Plan.

(c)    Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d)    Rights granted under the Plan shall not be transferable by a participant other than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14, and during a participant’s lifetime, shall be exercisable only by such participant.

8.    EXERCISE.

(a)    On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase one or more whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

(b)    No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.    COVENANTS OF THE COMPANY.

(a)    During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such rights.

(b)    The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.    USE OF PROCEEDS FROM STOCK

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.    RIGHTS AS A STOCKHOLDER.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company (or its transfer agent).

12.    ADJUSTMENTS UPON CHANGES IN STOCK.

(a)    If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b)    In the event of: (1) a dissolution or liquidation of the Company; (2) a sale of all or substantially all of the assets of the Company; (3) a merger or consolidation in which the Company is not the surviving corporation; (4) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (5) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or (6) the individuals who, as of the date of the adoption of this Plan, are members of the Board (the “Incumbent Board”; (if the election, or nomination for election by the Company’s stockholders, of a new director was approved by a vote of at least fifty percent (50%) of the members of the Board then comprising the Incumbent Board, such new director shall upon his or her election be considered a member of the Incumbent Board) cease for any reason to constitute at least fifty percent (50%) of the Board; then the Board in its sole discretion may take any action or arrange for the taking of any action among the following: (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) all participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to or within a reasonable period of time following the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.    AMENDMENT OF THE PLAN OR OFFERINGS.

(a)    The Board at any time, and from time to time, may amend the Plan or the terms of one or more Offerings. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i)    Increase the number of shares reserved for rights under the Plan;

(ii)    Modify the provisions as to eligibility for participation in the Plan or an Offering (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act, or any comparable successor rule (“Rule 16b-3”); or

(iii)    Modify the Plan or an Offering in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

It is expressly contemplated that the Board may amend the Plan or an Offering in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under an Offering into compliance therewith.

(b)    The Board may, in its sole discretion, submit any amendment to the Plan or an Offering for stockholder approval.

(c)    Rights and obligations under any rights granted before amendment of the Plan or Offering shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under an Offering comply with the requirements of Section 423 of the Code.

14.    DESIGNATION OF BENEFICIARY.

(a)    A participant may file a written designation of a beneficiary who is to receive any shares and cash, if applicable, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

(b)    Such designation of beneficiary may be changed by the participant at any time by written notice in the form prescribed by the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living (or if an entity, is otherwise in existence) at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one (1) or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may determine.

15.    TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Board in its discretion, may suspend or terminate the Plan at any time. The Plan shall automatically terminate if all the shares subject to the Plan pursuant to subparagraph 3(a) are issued. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under an Offering comply with the requirements of Section 423 of the Code.

16.    EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the same day on which the Company’s registration statement under the Securities Act with respect to the initial public offering of shares of the Company’s Common Stock becomes effective (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan had been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board or the Committee, which date may be prior to the Effective Date.

17.    CHOICE OF LAW.

All questions concerning the construction, validity and interpretation of this Plan shall be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

WIRELESS FACILITIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2004

The undersigned hereby appoints Masood K. Tayebi and Eric M. DeMarco, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wireless Facilities, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at 4810 Eastgate Mall, San Diego, California on Tuesday, June 15, 2004 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for the nominees listed in Proposal 1, for Proposal 2 and for Proposal 3 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(continued and to be signed on other side)

Please detach here

Management recommends a vote for the nominees for director listed below.

Proposal 1:    To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

Nominees  for  Directors:01-Masood K. Tayebi, Ph.D., 02-Scott Anderson, 03-Bandel Carano, 04-Eric M. DeMarco, 05-William Hoglund, 06-Scot Jarvis, 07-William Owens.

	☐	FOR all nominees listed below. (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

Management recommends a vote for Proposal 2
Proposal 2: To increase the maximum aggregate number of shares that may be issued under the Employee Stock Purchase Plan by 1,000,000 shares		☐ For	☐ Against	☐ Abstain

Dated: , 2004.
Management recommends a vote for Proposal 3

Proposal 3: To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

Signature(s) in Box
Please sign exactly as your name appears hereon. If
the stock is registered in the names of two or more
persons, each should sign. Executors, administrators,
trustees, guardians and attorneys-in-fact should add
their titles. If signer is a corporation, please give full
corporate name and have a duly authorized officer
sign, stating title. If signer is a partnership, please
sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.